EXHIBIT 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Three Directors and Announces Preferred and Common Dividends

Kansas City, Mo., May 4, 2012 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 3, 2012 in Kansas City, Missouri. With over 92% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders elected Lu M. Córdova, Michael R. Haverty and Thomas A. McDonnell to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2015. The stockholders also ratified the Audit Committee’s selection of KPMG LLP as KCS’s independent registered public accounting firm for the year ending December 31, 2012; approved an Amended and Restated Certificate of Incorporation; approved an advisory vote on the 2011 compensation of the KCS named executive officers and approved a stockholder proposal to adopt simple majority voting.

In addition, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 3, 2012, to stockholders of record at the close of business on June 11, 2012.

The Board of Directors also declared a regular dividend of $0.195 per share on the outstanding KCS common stock. This dividend is payable on July 6, 2012, to stockholders of record at the close of business on June 11, 2012.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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